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                                                                  EXHIBIT (10)-1


                              RETIREMENT AGREEMENT

     Med Partners, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Larry R. House (hereinafter referred to as the "Executive"), hereby agree to the following terms and conditions (the "Agreement") governing the retirement of the Executive.


1. Executive has by notice to the Board of Directors of the Company and, subject to the execution of the Agreement by the Company, determined to retire, and has accordingly submitted his resignation as Chairman of the Board and Chief Executive Officer of the Company and from any employment with the Company. In addition, subject to the aforesaid conditions, Executive has resigned from the Board of Directors of the Company and from all offices and/or board positions with the Company's subsidiaries. The Board of Directors of the Company has accepted such resignations and authorized the Company to enter into this Agreement. All such resignations are effective as of the close of business on January 16, 1998 (the "Effective Date").

2. Company and Executive desire for Executive to act as a consultant for the Company for a two-year period commencing as of the Effective Date pursuant to the terms referred to below.

3. Except as referred to in this Agreement, the certain Employment Agreement, dated July 24, 1996, between the Company and the Executive (the "1996 Agreement") shall be terminated and the parties shall have no further obligations thereunder.

4. Except as referred to below in this Section 4, Executive shall be entitled, in respect of his retirement, to all of the benefits and severance compensation referred to in Section 10(c) of the 1996 Agreement as if the terms of Section 10(c) applied to Executive's retirement referred to in Section 1 of this Agreement. Notwithstanding the foregoing:

     a. in lieu of, and in consideration for the cancellation of the Company's obligation to make, the payments described in section 10(c)(ii) of the 1996 Agreement, Executive shall be entitled to payment of an amount equal to $3,274,950, payable in cash in a lump sum on the seventh calendar day after execution of this Agreement;
     b. in lieu of, and in consideration for the cancellation of the Company's obligation to make, the payments described in section 10(c)(iii) of the 1996 Agreement, Executive shall be entitled to payment of an amount equal to $2,718,450, payable in cash in a lump sum on the seventh calendar day after execution of this Agreement.

     The Company agrees, represents and warrants that all options to purchase common stock of the Company ("Options") that have been granted to the Executive are fully vested and exercisable. To the extent that any Options granted to the Executive would, as a result of the Executive's retirement or separation from employment with the Company, cease to remain exercisable for the full period that such Options otherwise would have remained exercisable if the Executive had not retired or otherwise separated from employment with the Company, then such Options (and the agreements under which such Options were issued) are hereby amended so that such Options will remain exercisable for the full period that such Options


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         otherwise would have remained exercisable if the Executive had not retired or otherwise separated from employment with the Company. The Company agrees, represents and warrants that, if and to the extent that the amendment described in the immediately preceding sentence is not permitted or otherwise is not effective (as a result of law, any provision of any applicable option plan or otherwise), then this Agreement shall constitute the grant to the Executive of an equivalent number of fully exercisable vested Options (the "Replacement Options") upon the same exercise prices, terms and provisions as the Options heretofore granted to the Executive, except that the Replacement Options will remain exercisable for the full period that the Options heretofore granted to the Executive would have remained exercisable if the Executive had not retired or otherwise separated from employment with the Company. The Company will indemnify and hold harmless the Executive for any and all damages or other losses (including but not limited to reasonable attorneys' fees) arising in connection with any breach of any of the Company's representations or warranties set forth in this paragraph.

5. Executive acknowledges that he is not entitled to any benefits and severance compensation referred to in Sections 10(a), (b) and (d) of the 1996 Agreement.

6. The Company shall continue to owe and shall pay Executive all amounts due under Sections 5, 6 and 7 of the 1996 Agreement for periods prior to the Effective Date (to the extent not paid prior thereto) within 30 days of the Effective Date of this Agreement.

7. The provision of Section 11 of the 1996 Agreement shall continue to apply to all payments referred to in this Agreement.

8. Executive is hereby engaged as a consultant for the Company for a two-year period commencing on the Effective Date. As a consultant, Executive shall perform such assignments from time to time as shall be reasonably requested by the Chairman of the Board of Directors of the Company regarding the business and affairs of the Company.

9. As compensation for the consulting services referred to in Section 8, Executive shall be entitled to receive all of the amounts described in
         Section 5 of the 1996 Agreement (as applicable to Executive's employment under the 1996 Agreement), which the parties agree shall apply as the compensation for the consulting services. The payments referred to in this Section 9 are independent of and in addition to the payments referred to in Section 4 of this Agreement. Notwithstanding the foregoing, the payments referred to in Section 4 of this Agreement shall be the absolute amount of $776,700 per 12-month period, payable at the end of each such period, and shall not be contingent upon or subject to the satisfaction of any performance standards.

10. Contingent upon this Agreement becoming effective and enforceable, the Company, on its behalf and on behalf of its assigns and successors, hereby releases the Executive from any and all claims arising out of the Executive's employment with the Company, the termination of such employment, and the performance of the Executive's duties with the Company, and agrees not to sue the Executive in connection with any such claims, except to enforce its rights under this Agreement.


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11.  The Company agrees that should any inquiry be made regarding the reasons for the Executive's retirement, the Company shall represent that the Executive determined of his own volition to retire.

12. IN CONSIDERATION OF THE FOREGOING, WHICH INCUDES AMOUNTS IN ADDITION TO WHICH THE EXECUTIVE IS OTHERWISE ENTITLED IN THE ABSENCE OF THIS AGREEMENT, THE SUFFICIENCY OF WHICH AS CONSIDERATION IS ACKNOWLEDGED, AND IN CONSIDERATION OF THE EXECUTIVE'S AND THE COMPANY'S EXECUTION AND DELIVERY OF THIS AGREEMENT:

      a. The Executive, on his behalf and on behalf of his spouse, heirs, executors, administrators and assigns hereby irrevocably and unconditionally releases the Company and any and all of its subsidiaries, affiliated companies and successor companies (collectively, the "MedPartners Group"), their directors, officers, executives, agents, insurers, attorneys and other representatives from any and all claims, losses, liabilities and causes of action of any nature, known or unknown, arising in any way out of the Executive's employment or the termination of such employment or employment capacity existing on the Effective Date, and the termination of the Executive's membership on the Board of Directors of the Company, other than with respect to benefits under this Agreement. Without limitation, this full waiver and release includes any claim of contractual restriction on the right of the Company and the MedPartners Group to terminate the Executive's employment capacity or employment, wrongful discharge and all rights under federal, state or local law prohibiting race, sex, age, disability, religion, national origin or other forms of discrimination, including, but not limited to, common law, contract, tort or other personal injury claims, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, Alabama labor, employment or civil rights legislation and Alabama workmen's compensation laws, or any other state or federal statute, arising out of or in any way related to the Executive's relationship with the Company and the MedPartners Group and termination of that relationship, except any right to benefits under this Agreement. The Executive agrees, on his behalf and on behalf of the parties described above, not to sue the Company or the MedPartners Group other than to enforce the Executive's rights under this Agreement.

13. The provisions of Section 6(b), (c), (d), (e), and (f), 7 and 12 of the 1996 Agreement shall apply to Executive during the term during which Executive acts as a consultant for the Company pursuant to this Agreement.

14. Unless specifically addressed, this Agreement is not intended to be a waiver of any rights the Executive may have to (1) any nonforfeitable benefits under any of the Company's employee benefit plans and executive compensation arrangements which, by their terms, specifically provide for nonforfeitable benefits; (2) convert group benefits under any of the Company's employee benefit plans to individual coverage, to the extent that plans allow such


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     conversion; or (3) continue coverage under any of the Company's medical plans as provided under the Employee Retirement Income Security Act of 1974, as amended, or section 4980 B of the Internal Revenue Code of 1986, as amended (provided that any medical plan coverage provided wholly or partially at Company expense under the 1996 Agreement shall count against the period for which such continuation coverage can be elected).

15. Except as otherwise required by law, the Executive shall not at any time or in any manner, directly or indirectly divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, without the written consent of the Company, any of the terms and conditions of the Agreement or any information concerning any matter affecting or relating to the business of the Company (except in each case to the extent such information is in the public domain or is of general public knowledge). All such information is deemed confidential, material and important to the Company. It is agreed that dissemination or communication of such information will gravely affect the effective and successful conduct of the business and its goodwill, and that any breach of the terms of this paragraph shall be a material breach of this Agreement. The Executive agrees that the Company is entitled to injunctive relief in the event of such a breach.

16. All claims, disputes and controversies under this Agreement shall be subject to the same provisions as are applicable to such matters in
     Section 14 of the 1996 Agreement.

17. Executive shall continue to be entitled to the protections of the indemnification agreement between the Company and the Executive currently in effect, as well as provisions set forth in the By-Laws of the Company as of the Effective Date regardless of subsequent changes in the By-Laws. The Company agrees to indemnify the Executive and to advance expenses to the Executive, to the fullest extent permitted by applicable law in effect on the Effective Date and to such greater extent as applicable law may hereafter from time to time permit. Such rights shall include, but not be limited to, the right to indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

18. By his signature below, the Executive affirms that he has been given the opportunity to review and deliberate upon this Agreement and has received written notice of his right to consult with an attorney regarding this Agreement, has done so to the extent that he deemed such action appropriate. The Executive has carefully read and fully understands all of the provisions and effects of the Agreement and agrees that his execution below is knowing and voluntary. The Executive enters into this Agreement for the benefits set forth above, and no other representations have been made to the Executive to induce or influence his execution of this Agreement. This constitute the only and entire agreements between the Company and the Executive and supersede any and all prior understandings or agreements regarding the employment rights and benefits of the Executive, if any. There are no separate understandings, representations or agreements other than those contained herein. The Executive understands that benefits are not payable under this Agreement unless he enters into this Agreement and does not revoke this Agreement. This Agreement may be revoked by the Executive at any time within seven (7) days after he signs this Agreement. This Agreement is not effective or enforceable until the seven (7) day revocation period has expired. This Agreement shall become effective, irrevocable and enforceable following expiration of the revocation period.



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Entered at Birmingham, Alabama, this 16th day of January, 1998.


                                        ----------------------------------------
                                        LARRY R. HOUSE


                                        MEDPARTNERS, INC.


                                        By:
                                            ------------------------------------
                                            Richard M. Serushy
                                            Chairman and Chief Executive Officer


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